Exhibit 10.36

October 12, 2021
Regan Lauer
RE: Offer of Employment
Dear Regan:
I am pleased to offer you a position with ImmunityBio, Inc. (the “Company”), as its SVP, Accounting effective November 9, 2021 (or such other date as may be agreed between you and the Company). The expectation is that this position will change to Chief Accounting Officer (a Section 16 executive officer position) effective upon, and subject to, approval by the Company’s Board of Directors at its next regular meeting in the ordinary course, and you agree to accept such appointment on approval. You will work remotely and travel as needed for business purposes. You will report to Chief Financial Officer. In this position, your duties will include the duties set forth in Exhibit A hereto, in addition to other duties that may be assigned to you from time to time. The terms of our offer are as follows:
1.Starting Salary. Your starting salary will be $300,000 if you work an entire year, to be paid in accordance with the Company’s payroll practices in effect from time to time. The Company may withhold from all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.
2.Bonus. You shall be eligible to participate in the annual discretionary bonus plan for this position. For bonus plan year 2021 (payable in 2022), you will receive a bonus equal to 66% of the target bonus of 40% of your base salary; to receive the bonus, you must remain continuously employed through, and still be employed by the Company, on the date any such bonus is paid. An employee earns a bonus only if employed on the payment day and having not indicated an intent to resign. For 2022 (payable in 2023) and beyond, the discretionary target bonus is 40% percent of your base salary, subject to such performance targets and other factors, as may be determined in the sole and absolute discretion of the Company’s board of directors. As the annual bonus is subject to the attainment of performance targets, it may be paid at, above or below target levels. In order to receive any bonus payment, you must remain continuously employed through, and still be employed by the Company on, the date any such bonus is paid. An employee earns a bonus only if employed on payment day and has not indicated an intent to resign.
3.Benefits. During your employment with the Company, you will be eligible to participate in any regular health insurance, retirement and other employee benefit plans established by the Company for its employees from time to time. Benefits, if any, will be subject to satisfaction of eligibility requirements and the plan terms. The Company’s benefit plans are subject to amendment, modification or termination by the Company at any time. As a regular full-time exempt employee, you are eligible to participate in an informal flexible
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time off program: employees have the authority to use their judgment and discretion and take temporary periods of time away from work as vacation, without loss of pay, as their work permits.
4.Equity. In addition, if you decide to join us, subject to the approval of the Company’s board of directors, you may receive an estimated equity award valued at $400,000 (SUBJECT TO BOARD APPROVAL) under the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Plan”), with the number of RSUs underlying the award to be calculated based on a trailing 20-trading day average closing stock price as of the grant date, and to be granted at the time of the Company’s next grant cycle in the ordinary course. The RSUs will entitle you to one share of the Company’s Common Stock for each vested RSUs and shall vest as follows: 1/3 of the RSUs will vest on the date that is eighteen (18) months after the grant date, 1/3 of the RSUs will vest on the date that is twenty-four (24) months after the grant date, and 1/3 of the RSUs will vest on the date that is thirty-six (36) months after the grant date, in each case subject to your continued employment through each applicable vesting date. This equity award shall be subject to the terms and conditions of the Plan and applicable Award Agreement, including vesting requirement and other terms and conditions. No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continue vesting or employment. The aforementioned award is subject to approval of the Compensation Committee of the Board of Directors in its sole discretion, including vesting and other terms and conditions.
5.Severance. In the event that the Company terminates your employment without Cause, the Company shall pay you a single cash payment equal to 18 weeks of your then-current annual base salary, less all applicable federal, state and local withholdings and deductions; provided, that you will not be entitled to any such severance payment unless you execute and return to the Company a general release in favor of, and in a form satisfactory to, the Company and you do not revoke such release during any applicable revocation period prescribed by law, and such release becomes effective within 60 days following your termination date. For the avoidance of doubt, and notwithstanding anything herein to the contrary, you will not be entitled to any severance payment if (a) the Company terminates your employment for Cause, (b) you resign or otherwise terminate your employment with the Company, (c) your employment is terminated by reason of your death or Disability. The Company shall make any such severance payment on the 60th day following the date on which termination occurs, subject to any required delay to satisfy the requirements of Section 409(A) as provided below.
For purposes of this letter, the term “Cause” shall mean any of the following: (a) your material breach of any agreement with the Company, including the Employee Confidentiality and Invention Assignment Agreement (or similar agreement), or any policy of the Company, which breach, if curable, has not been cured within twenty (20) days following written notice to you thereof; (b) your conviction of a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including the Company or any of its employees); (c) your act of fraud, misconduct, intentional misrepresentation or dishonesty in connection with your duties or otherwise with the business of the Company; (d) your material breach in the performance of your duties, including insubordination or excessive tardiness, or failure to implement or follow a lawful policy or directive of the Company, in each case where such failure, if curable, is not cured
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within twenty (20) days following written notice to you thereof; (e) your commission of any act or omission of gross negligence or willful misconduct in the performance of your duties; or (f) you being under the influence of alcohol or non-prescription drugs, during work activities, except that “Cause” shall not include your proper use of prescription drugs with a valid prescription or proper use of over-the-counter medications in accordance with the manufacturer’s recommendations or a physician’s directions or your modest consumption of alcohol during business dinners or other work-related social events. For purposes of this letter, “Disability” shall mean (i) you become eligible for the Company’s long-term disability benefits or (ii) in the reasonable opinion of the Company, you have been unable to carry out the essential responsibilities and functions of your position by reason of any physical or mental impairment, with or without any reasonable accommodation, for more than ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12) month period.
To the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to payments made to certain “key employees” of certain publicly-traded companies), any severance payments payable under the terms of this letter which constitute deferred compensation subject to Code Section 409A to which you would otherwise be entitled during the six (6) month period immediately following your separation from service will be paid on the earlier of (i) the first business day following the expiration of such six (6) month period or (ii) your death. The Company and you agree that they will reasonably cooperate with each other to avoid the imposition of any additional taxes, interest and/or penalty under Section 409A of the Code.
6.Confidentiality and Arbitration. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. As a condition of your employment, you are also required to sign and comply with applicable Company agreements, including but not limited to, Arbitration, At-Will Employment, Confidential Information and Proprietary Information and Invention Assignment agreements. The Proprietary Information and Invention Assignment Agreement requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, with the exception of claims covered by the Proprietary Information and Invention Assignment Agreement you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Such arbitration will be conducted in accordance with the Judicial Arbitration Mediation Services (“JAMS”) Employment Rules which can be found at www.jamsadr.com/rules-employment-arbitration. Please note that we must receive such signed agreements on or before your first day of employment.
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7.At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means either the Company or you can terminate the employment relationship for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any benefit program is not intended to, and does not confer on you, any right to continued employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer and President of the Company.
8.Performance of Duties. You shall devote your full time and attention to your duties and the performance of the services and shall serve the Company diligently and to your best abilities. Your services shall be exclusive to the Company during the term hereof, and you shall not accept any other employment or position, or engage in any other business enterprise, of any nature, without the prior written consent of the Company. Notwithstanding the foregoing, nothing in this Paragraph 7 shall restrict your incidental engagement with or employment by any not-for-profit charities, religious organizations or other similar enterprises.
9.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.
10.Background Check. This offer is contingent upon a successful employment verification of criminal, education, employment background. This offer can be rescinded based upon data received in the verification.
11.Miscellaneous. The terms of this offer letter and the relationship of the parties in connection with the subject matter hereof will be construed and enforced according to the laws of the State of Delaware, without giving effect to the conflicts of the law rules. Notwithstanding anything else herein, this Agreement is personal to you and neither the Agreement nor any rights hereunder may be assigned by you. The Company may assign this Agreement to any of its affiliates or to any successor to all or substantially all of the business and/or assets of the Company which assumes in writing or by operation of law, the obligations of the Company hereunder.
12.Acceptance. This offer will remain open until October 11, 2021. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
We look forward to the opportunity to welcome you to the Company.
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Very truly yours,
/s/ Emily Arison
Emily Arison
Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above including that I am an at-will employee and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Regan Lauer	Date signed:	10/12/2021
Regan Lauer

Enclosures
Original Letter
Exhibit A
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EXHIBIT A
ImmunityBio, Inc. is developing cell and immunotherapy products that are designed to help strengthen each patient’s natural immune system, potentially enabling it to outsmart the disease and eliminate cancerous or infected cells.
ESSENTIAL FUNCTIONS (CAO Title to be effective upon, and subject to, Board approval):
Job Duties
•Oversee financial reporting (external & internal) to ensure proper maintenance of all accounting systems and function, and supervise financial reporting staff
•Oversee all accounting strategies and activities, including implementation of new accounting standards
•Ensure maintenance of appropriate internal controls and accounting procedures, including evaluation of SOX 404 processes and controls
•Ensure legal and regulatory compliance regarding all financial functions.
•Manage a team of ~30 accounting professionals
•Manage company compliance with income tax filings and provision
•Oversee and direct internal and external reporting requirements including GAAP financial statements, SEC filings (Form 10K/10Q, Proxy, and others)
•Review the monthly financial statements and review/approve key account reconciliations
•Lead accounting process improvements, change initiatives, streamlining processes, developing metrics, and creating efficiencies within the department
•Support the implementation of the new ERP system and closely work with the IT team in resolving ERP issues related to finance and developing/implementing new reports/tools/process improvements
•Review and update the SOX risk control matrices on a periodic basis for each of the significant financial processes. Coordinate and manage SOX audits
•Assist in the preparation of materials for management and audit committee meetings
•Manage day-to-day interactions with external auditing firms.  Work with auditors to bring efficiencies to the audit process
•Build financial infrastructure including controls, policies, and processes
•Develop and implement efficient inventory management and cost accounting systems including implementing financial ERP system with multiple stakeholders; integrating ERP with other business systems
•Perform all other duties as assigned

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